Exhibit 99.2

LETTER OF INTENT

This Letter of Intent (“LOI”) is intended to summarize proposed transactions between the Parties as described herein and as such does not represent nor constitute a binding commitment or agreement by any person or entity named herein.

PARTIES

I.	LYTTON RANCHERIA of CALIFORNIA (“Lytton Rancheria” or “Tribe”) is a federally recognized Tribe with headquarters at 1500 Falling Oak Way, Windsor, CA 95492.

II.	CADIZ INC. (“Cadiz” or “the Company”) is a publicly traded natural resources development company located at 550 South Hope Street, Suite 550, Los Angeles, CA.

Lytton Rancheria and Cadiz, Inc. will be referred to, collectively, as the “Parties”, and each of them, as a “Party”.

RECITALS

I.	WHEREAS, Cadiz is a natural resources and water solutions company with 45,000 acres of land and water rights, hundreds of miles of pipeline and water treatment technology assets in Southern California with permits to develop new water supplies and the largest new groundwater banking project in the Southwestern U.S. (“Mojave Groundwater Bank”) that would benefit underserved communities including Native American Tribes.

II.	WHEREAS, Lytton Rancheria wishes to invest in the development and ownership of water and energy assets to advance Tribal sovereignty and enhance climate resiliency.

III.	WHEREAS, the Parties wish to enter into a strategic partnership whereby Tribal Nations acquire a 51% majority interest in the Mojave Groundwater Bank and provide capital for construction of project infrastructure, including pipelines, conveyance, pumping stations, and power generation facilities.

IV.	WHEREAS, a Limited Liability Company “LLC”) or similar venture between Tribal Nations and Cadiz would provide the capital to complete construction of infrastructure for the Mojave Groundwater Bank while providing Lytton and other Tribal Nations with the opportunity to acquire water and energy assets and generate new revenue streams to support Tribal needs.

V.	NOW, THEREFORE, in consideration of the foregoing recitals the Parties wish to enter into this LOI to set forth each Party’s rights and obligations with respect to the proposed business relationship described herein (the “Transactions”) as follows:

1.	Lytton Rancheria will commit to invest up to $50 million in a Limited Liability LLC (“LLC”) or similar venture with other Tribal Nations to construct, own and operate the Mojave Groundwater Bank, wherein Lytton Rancheria, or an appropriate entity established by the Tribe, would be a Member of the LLC and contribute equity capital for construction of projects developed by the LLC, while Cadiz, or appropriate entity established by Cadiz, would be the Managing Member responsible for project development activities which will include application for all federal and state government infrastructure funding for which projects developed by the LLC are eligible.

2.	The LLC will acquire 51% of the storage rights in the Mojave Groundwater Bank for an initial payment to Cadiz of $51 million and commit to provide $350 million of equity capital (“Total Equity Capital”) to construct and operationalize all necessary infrastructure to complete the Mojave Groundwater Bank.

3.	Cadiz, as Managing Member, will be responsible for obtaining any federal, state and /or non-profit funding for which projects developed by the LLC may be eligible. All government funding received shall be applied toward capital and development costs for LLC-financed projects.

4.	Tribal-owned entities will contribute a minimum of 51% in Total Equity Capital to the LLC. Lytton Rancheria and Cadiz will work together to identify additional investors including other Native American Tribes to reach the Total Equity Capital.

5.	Cadiz will transfer the following assets to the LLC: 100% ownership of the Northern Pipeline, the Southern Pipeline ROW and 51% of the water storage rights in the Mojave Groundwater Bank and will retain all revenue from the sale of water supply and 49% of storage rights.

6.	Profit Distribution – 98% of all net revenues to the LLC, including among other things, from the sale of storage rights and wheeling of water supplies will be distributed to the LLC annually until it reaches an annual yield on its invested capital of 7.5% and then shall receive incremental distributions as follows:

a.	Amounts in excess of 7.5% up to 8.5% Annual Yield will be distributed 85% to LLC Members and 15% to the Managing Member.

b.	Amounts in excess of 8.5% yield will be distributed 75% to LLC Members and 25% to the Managing Member.

c.	A portion of amounts in excess of annual yield on invested capital will be set aside for distribution to non-investing Tribes and community benefit programs as determined by each Member of the LLC in its complete and sole discretion.

7.	Water Resources/ Native American Water Rights – As Managing Member, Cadiz will commit to pursue water supply, storage and infrastructure solutions that advance tribal sovereignty and Native American water rights and will assist Lytton in advancing its interests in development of climate resilient water supplies that benefit the Tribe.

8.	The Parties will make good faith efforts to complete the Transactions contemplated herein within 180 days in order to expedite project development and advance federal and state funding opportunities.

9.	Due Diligence: Cadiz will promptly provide Lytton, its representatives or designees access to or copies of all relevant materials respecting the Mojave Groundwater Bank Project for purposes of conducting due diligence on the LLC venture.

10.	Termination - This LOI will automatically terminate and be of no further force and effect upon the earliest of:

a.	The date on which the Parties execute definitive agreements in connection with the Transactions; and

b.	The date on which any Party informs the others in writing that it no longer intends to proceed with the agreements contemplated herein.

11.	Confidentiality. This LOI, its contents and the information disclosed between the Parties as regards the Transactions are confidential to the Parties and their representatives and, therefore, they may not be disclosed to any non-Party, without the prior written consent of the other Parties; provided, however, that the Parties may disclose information to their actual or prospective investors, lenders, insurers, consultants and/or employees as necessary to further the purposes of this LOI, provided that such parties agree to maintain the confidentiality of proprietary or non-public information. If any Party or any of its affiliates or their respective representatives are compelled to disclose any information by court order or law, such Party shall promptly notify other Parties in writing and shall disclose only that portion of such information which is legally required to be disclosed.

12.	No Binding Agreement. This LOI reflects the intention of the Parties. No contract or agreement involving the Transactions shall be deemed to exist between the Parties or any of its affiliates unless and until final definitive agreements have been executed and delivered.

13.	Notices. All notices, requests, demands or other communications required under this LOI shall be in writing to the following addresses:

To Lytton Rancheria of California:

Attention to: Frank Riolo

E-mail: frank@theriologroup.com

To Cadiz Inc.:

Attention to: Susan P. Kennedy

E-mail: skennedy@cadizinc.com

Service by email is complete upon hitting “Send” or its equivalent, unless the person making service receives notice or otherwise reasonably should be aware that the email was not successfully transmitted. Any change to the above addresses shall be communicated in writing by the concerned Party to the other Parties.

14.	Expenses. None of the Parties (nor any of their respective affiliates) may be considered to be liable for any costs or expenses incurred by any other Party or its advisors in regard to this LOI or the Transactions or as a result of any Party’s decision not to continue the negotiation process and the discussions as regards the Transactions, for any reason whatsoever, in good faith or otherwise.

15.	Governing Law. The terms of this LOI shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of laws thereof.

16.	Counterpart Signatures. This LOI may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement.

Lytton Rancheria of California		Cadiz, Inc.

By:	/s/ Andy Mejia	By:	/s/ Susan P. Kennedy
Name:	Andy Mejia	Name:	Susan P. Kennedy
Title:	Chairperson	Title:	Chairperson

Date:	11/20/2024	Date:	11/21/2024

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